EXHIBIT 99.1

Kohlberg Capital Corporation Announces Second Quarter 2010 Financial Results

NEW YORK, Aug. 10, 2010 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") announced its second quarter 2010 financial results.

Financial Highlights

  Net investment income for the six months ended June 30, 2010 was approximately $2.9 million, or $0.13 per share. For the three months ended June 30, 2010, net investment income was approximately $297,000, or $0.01 per share.
  The Company declared dividends of $0.17 per share for each of the first and second quarters of 2010.
  Net realized losses were approximately $5.4 million and $7.7 million for the three and six months ended June 30, 2010, respectively.
  Net unrealized loss on investments was approximately $554,000 for the three months ended June 30, 2010 and net unrealized gain on investments was approximately $734,000 for the six months ended June 30, 2010.
  At June 30, 2010, the fair value of the Company's investments totaled approximately $352.0 million.
  Net asset value per share of $9.20 as of June 30, 2010 as compared to $9.56 as of December 31, 2009.

"Through the first half of 2010, our investment portfolio continues to perform well and our investments have benefited from the general recovery in values of corporate debt as a result of improved economic conditions," said Dayl Pearson, president and chief executive officer. "During the quarter we have significantly de-levered our balance sheet – our debt outstanding is down from $218 million at the end of last year to approximately $145 million currently. Our leverage ratio is 40% and our asset coverage is 243% well within the parameters mandated by our status as a BDC and as required under our debt facility. Our asset base remains heavily weighted to debt securities which made up approximately 64% of our investment portfolio, of which approximately 98% are secured loans. Our significant concentration in more senior securities coupled with significant asset diversity reflected in our average loan balances of approximately $3 million and loans spread across 25 different industries, have allowed us to maintain good portfolio quality in this difficult economic environment."

Operating Results

For the three and six months ended June 30, 2010, the Company reported total investment income of approximately $7.4 and $14.3 million, respectively, compared to approximately $8.8 million and $18.3 million, respectively, in the prior year periods. Investment income from debt securities decreased approximately $2.8 million and $4.7 million, respectively, from approximately $6.2 million and $13.0 million, respectively in 2009 to approximately $3.5 million and $8.2 million in 2010 due to a reduction in size of our loan portfolio primarily due to lower average investment balances on which interest is earned and a decrease of approximately 75 basis points in weighted average LIBOR in 2010 relative to 2009. The decrease in average assets is primarily due to paydowns and settlements during the first half of 2010. In addition, investment income from CLO fund securities for the three and six months ended June 30, 2010 was approximately $2.4 million and $4.5 million and Katonah Debt Advisors, the Company's wholly-owned asset manager, paid a cash dividend to the Company of $1.5 million.

Expenses for the three and six months ended June 30, 2010 totaled approximately $7.1 and $11.5 million, respectively as compared to approximately $3.1 million and $6.1 million for the same periods in 2009. The increase in expenses is primarily attributed to interest expenses and professional fee expenses. Interest expenses are higher due to the payment of default interest on the Company's credit facility which is being paid under protest offset in part by a lower average debt balance for the first half of 2010. Professional fee expenses are higher by approximately $3 million relative to the same prior year periods due to increased legal expenses (approximately $2 million), accounting (approximately $1.5 million) and valuation services (approximately $470,000). This increase in professional fees is primarily related to legal proceeding and our complaint against our lenders and additional legal, accounting and valuation costs related to the restatement (and defense on the related class-action and SEC investigation) of our year-end 2008 and first-and second- quarter 2009 financial statements.

Realized losses for the three and six months ended June 30, 2010 were approximately $5.4 million and $7.7 million, respectively and for the same periods in 2009, $3.1 million and $5.1 million, respectively. Net investment income for the three and six months ended June 30, 2010 was approximately $297,000 and $2.9 million or $0.01 and $0.13 per share, compared to approximately $5.7 million and $12.2 million, or $0.26 and $0.56 per share for the three and six months ended June 30, 2009.

The net change in unrealized losses for the three months ended June 30, 2010 totaled approximately $554,000, as compared to an unrealized gain of $10.3 million at June 30, 2009. The net change in unrealized gains for the six months ended June 30, 2010 totaled approximately $734,000, as compared to an unrealized gain of $14.8 million at June 30, 2009.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $352.0 million as of June 30, 2010. The following table shows the composition of the Company's portfolio by security type at June 30, 2010 as compared to the prior year ended December 31, 2009:

	June 30, 2010 (Unaudited)			December 31, 2009
Security Type	Cost	Fair Value	%¹	Cost	Fair Value	%¹
Time Deposits	$12,491,457	$12,491,457	6%	$126	$126	--%
Money Market Account	216,179	216,179	--	--	--	--
Senior Secured Loan	139,191,719	123,337,607	60	179,425,767	159,075,586	74
Junior Secured Loan	112,435,054	98,982,230	48	129,016,237	114,920,499	54
Mezzanine Investment	10,744,497	548,971	--	28,606,852	19,235,444	9
Senior Subordinated Bond	4,240,890	3,598,535	2	3,007,167	2,415,000	1
Senior Unsecured Bond	--	--	--	2,000,000	1,710,000	1
Preferred Stock	400,000	382,800	--	--	--	--
CLO Fund Securities	68,237,622	52,151,000	25	68,195,049	48,971,000	23
Equity Securities	14,216,146	6,554,693	3	12,365,603	4,713,246	2
Affiliate Asset Managers	43,321,870	53,703,377	26	40,751,511	58,064,720	27

Total	$405,495,434	$351,966,849	170%	$463,368,312	$409,105,621	191%

¹ Calculated as a percentage of net asset value.

The Company's loan and bond portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below) as of June 30, 2010 totaled $226.9 million at fair value, of which 98% are secured loans. The cost of such investments was $267.0 million, representing a fair value discount to cost of 15% or approximately $1.78 per outstanding share. As of June 30, 2010, the Company had no exposure to mortgage securities, consumer borrowings or related asset backed securities. The weighted average yield on the Company's loan and bond portfolio at June 30, 2010 was approximately 5.4%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 64.5% of the total investment portfolio, was spread across 25 different industries and 68 different entities with an average balance per entity of approximately $3.2 million. As of June 30, 2010, all but five issuers or approximately 2% of total investments at fair value were current on their debt service obligations.

Investment in CLO Fund Securities

As of June 30, 2010, the Company's investment at fair value in CLO Fund securities was approximately $52.1 million. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Although CLO fund securities continue to experience manageable default rates and strong net interest cash flows, rating downgrades of underlying loan assets in certain of the Company's older CLO funds resulted in the temporary suspension of distributions to the junior CLO fund securities in the Company's investment portfolio in order to repay indebtedness and thus de-lever such CLO funds. Our largest two CLO fund investments, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., both managed by our wholly-owned asset manager, Katonah Debt Advisors, represented 67% of our investments in CLO fund securities at June 30, 2010, have performed since inception and have not been subject to any suspension of distributions. The Grant Grove investment resumed its distributions to the junior CLO fund securities held by the Company in the second quarter of 2010. The Company currently expects that the other CLO funds managed by Katonah Debt Advisors that were subject to temporary suspensions of distributions to junior CLO fund securities will resume their distributions to the junior CLO Fund securities held by the Company during 2010.

Investment in Asset Manager Affiliate for the Quarter Ended June 30, 2010

At June 30, 2010, the Company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $53.7 million as compared to approximately $58.1 million at December 31, 2009. Katonah Debt Advisors' assets under management at June 30, 2010 totaled approximately $2.1 billion. During 2009 and 2010, certain CLO funds deferred the payment of their subordinate management fees (senior management fees have all been paid on a current basis) to Katonah Debt Advisors. During the second quarter of 2010, Katonah IX CLO Ltd. and Katonah VIII CLO Ltd. resumed their full distributions of both senior and subordinated management fees and began to pay the accrued and unpaid subordinate fees from prior periods. As of June 30, 2010, total remaining accrued fees owed to Katonah Debt Advisors totaled approximately $3.3 million. The Company currently expects all accrued subordinate fees to be distributed to Katonah Debt Advisors during 2010. The payments of such fees could be available for distribution to the Company as investment income (dividend from affiliate).

Liquidity and Capital Resources

At June 30, 2010, Kohlberg Capital had unrestricted cash and time deposits of approximately $12.8 million, total assets of approximately $355.8 million and stockholders' equity of $207.4 million. The Company's net asset value per common share was $9.20. Debt outstanding under our secured credit facility (the "Facility") was $145.4 million, resulting in a 243% asset coverage ratio, well above the minimum 200% required by the Investment Company Act of 1940. Debt outstanding as of July 31, 2010 is less than $144 million.

In accordance with the terms of the agreements governing the Facility (the "LFSA"), the financial assets acquired with the proceeds of borrowings under the LFSA are held in a securities account and are subject to a securities account control agreement granting the Agent certain rights in respect of such securities account and the financial assets held therein. As of June 30, 2010 there were financial assets held in the securities account with a market value of approximately $212 million. Borrowings under the Facility are secured only by these assets and amounts in respect of such assets and the Facility lenders do not have recourse to any other of our assets. The assets securing the Facility represent approximately 60% of our total assets (at fair value) at June 30, 2010 and contributed approximately 45% of our investment income for the three months ended June 30, 2010. The Facility contains collateral requirements, including, but not limited to, minimum diversity, rating and yield, and limitations on loan size.

In August 2008, we were notified by the lenders that the banks providing the underlying liquidity for the Facility did not intend to renew their liquidity facility to the lenders unless we agreed to certain revised terms for the Facility. The lenders proposed new terms to us as a condition to extending the underlying liquidity purchase agreements. We viewed such proposed terms as unfavorable and did not agree to such new terms, causing the agent under the Facility (the "Agent") and the lenders to declare a termination date based upon their contention that the underlying liquidity purchase agreements had expired, thereby terminating our ability to obtain revolving advances and commencing the amortization of existing borrowings under the Facility. On June 9, 2009, we received a letter from a representative of the lenders alleging that our failure to determine ratings on certain pledged loans and our alleged breach of certain covenants had resulted in the occurrence of a Termination Event under the LFSA and that, as a result, the interest payable under the LFSA would be calculated at the higher default rate (equal to 0.85% above the prime rate plus 0.75%) applicable to periods during which a Termination Event had occurred and was continuing. In a letter dated June 11, 2009, we rejected the alleged breaches and the alleged occurrence of a Termination Event and also asserted that the termination of the revolving period and commencement of the amortization period under the LFSA were wrongful. On August 28, 2009, we filed a complaint in the Supreme Court of the State of New York against the Agent and other lender parties to the LFSA. The complaint reflects our beliefs that the termination of the revolving period and commencement of the amortization period under the LFSA were wrongful and that the assertions of alleged breaches of our obligations under the LFSA and the alleged occurrence of Termination Event(s) were without merit. The complaint also seeks to clarify our rights and obligations under the LFSA.

Since the time the complaint was filed, the Agent, the lenders, and the lender agent parties to the LFSA have served answers seeking dismissal of the complaint and recovery of the defendants' attorneys' fees and costs in the action and discovery has commenced. In addition, a motion for summary judgment has been filed by us and by the lenders and while it is expected that such motions will be fully submitted by the end of September 2010, we cannot predict when the court will issue its determination of such motions.

The Agent has sent additional notices of Termination Events, the most recent of which is dated June 15, 2010, which we believe are without merit due to the wrongful declaration of a Termination Date, the accompanying termination of the revolving period and commencement of the amortization period. In addition, on April 2, 2010 the Agent sent a notice alleging that our failure to timely deliver annual audited financial statements for the year ended December 31, 2009 would, unless cured within 30 days of the date of the notice, constitute a Termination Event, which we also believe and have asserted is without merit based upon a non-material delay.

Since September 2008, all principal and excess interest collected from the assets securing the Facility have been and continue to be used to amortize the Facility through a maturity date of September 29, 2010 (the last day of the amortization period that the Company has challenged as being wrongfully commenced). Since June 2009, based on the Agent's assertion (despite our disagreement with such assertion) that a Termination Event occurred, the interest payable under the LFSA has been calculated at an elevated rate (equal to 0.85% above the prime rate plus 0.75%), and we have been paying interest calculated at such higher rate under protest. Also, despite our belief that the amortization period has been wrongfully imposed, we believe we have sufficient cash and liquid assets which could be sold, potentially at a loss, to generate cash to fund normal operations and dividend distributions during the amortization period. At the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings or we may enter into a new agreement with the lenders providing for continued amortization of the Facility borrowings or into alternative financing arrangements with another lender.

Under the Facility, the Company is subject to various covenants including a leverage ratio covenant pursuant to which it must maintain a leverage ratio of no more than one to one based on the ratio of the Facility's outstanding balance to the Company's GAAP stockholders' equity balance. As of July 31, 2010, the Company's leverage ratio did not exceed 1:1.

There can be no assurance that in connection with such lawsuit or otherwise the Agent and the lenders will not assert additional breaches of the LFSA, and there can be no assurance that the Agent and the lenders will not assert that any such breaches give rise to a Termination Event. While the Company and the Borrower believe that they have meritorious claims against the Agent and the lenders in the pending lawsuit and, as a result, the breaches alleged by the Agent and the lenders are not valid in accordance with the terms of the LFSA, there is no assurance that the Company and the Borrower will prevail in such litigation. If the Company and the Borrower do not prevail, the Agent and the lenders may seek to pursue claims based on the alleged breaches, including claims involving a Termination Event. If the Agent and the lenders were to seek to accelerate and seize the collateral either at the end of the amortization period (which the Company has challenged as being wrongfully commenced) or otherwise, and the Company was unsuccessful in obtaining court relief, the Company could be forced to pay the remaining balance of the Facility (approximately $144 million as of July 31, 2010), which would adversely affect the Company's business, liquidity, financial condition and results of operations.

We are currently using any income generated by the assets collateralizing the Facility to pay principal, interest and other expenses of the Facility -- despite the fact that, if we want to remain a registered investment company and continue to be afforded favorable tax treatment for U.S. federal income tax purposes, we are required to distribute to the shareholders substantially all of our investment company taxable income, including the net amounts generated by the collateralized assets. These collateralized assets with a market value of approximately $212 million represent approximately 60% of our total assets (at fair value) at June 30, 2010 and contributed approximately 45% of the Company's investment income for the quarter ended June 30, 2010. Because we are using net interest income earned on the assets securing the Facility to amortize the Facility during the amortization period (which the Company has challenged as being wrongfully commenced), we may need to sell other assets not pledged to the Facility, potentially at a loss, in order to generate sufficient cash to make the required dividend distributions necessary to maintain our registered investment company status. In addition, at the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings. Any such asset sale could adversely affect our business, liquidity, financial condition and results of operations. We expect that our cash on hand, liquid investments, and cash generated from operations, including income earned from investments and any income distributions made by Katonah Debt Advisors, our wholly-owned portfolio company, will be adequate to meet our liquidity needs and distribution requirements over the next twelve months.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by its investment portfolio and any distributions from Katonah Debt Advisors. The Company announced a regular quarterly dividend of $0.17 per share on June 23, 2010. The record date for this dividend was July 7, 2010 and the dividend was paid on July 29, 2010.  Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

The Company has adopted a dividend reinvestment plan that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Tuesday, August 10, 2010 at 4:30 p.m. Eastern Daylight Time to discuss its second quarter 2010 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 877-710-0209. A replay of the call will be available from 6:30 p.m. on August 10, 2010 until 11:59 p.m. Eastern Daylight Time on August 17, 2010. The dial in number for the replay is 800-642-1687 and the conference ID is 91362577. Additional information regarding the fair value of the Company's debt investments can also be found on the Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP-G

KOHLBERG CAPITAL CORPORATION
BALANCE SHEETS

	As of June 30, 2010	As of December 31, 2009
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2010 -- $12,491,457; 2009 -- $126)	$12,491,457	$126
Money market account (cost: 2010 -- $216,179; 2009 -- $0)	216,179	—
Debt securities (cost: 2010 -- $267,012,159; 2009 -- $342,056,023)	226,850,143	297,356,529
CLO fund securities managed by non-affiliates (cost: 2010 -- $15,688,436; 2009 -- $15,685,858)	5,241,000	4,021,000
CLO fund securities managed by affiliate (cost: 2010 -- $52,549,186; 2009 -- $52,509,191)	46,910,000	44,950,000
Equity securities (cost: 2010 -- $14,216,146; 2009 -- $12,365,603)	6,554,693	4,713,246
Asset manager affiliates (cost: 2010 -- $43,321,870; 2009 -- $40,751,511)	53,703,377	58,064,720
Total Investments at fair value	351,966,849	409,105,621
Cash	314,302	4,140,408
Restricted cash	331,241	18,696,023
Interest and dividends receivable	2,961,031	3,836,031
Receivable for open trades	—	2,953,500
Due from affiliates	—	44,274
Other assets	265,531	640,200

Total assets	$355,838,954	$439,416,057

LIABILITIES
Borrowings	$145,445,854	$218,050,363
Accounts payable and accrued expenses	3,008,723	3,057,742
Dividend payable	—	4,412,228

Total liabilities	$148,454,577	$225,520,333
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 22,549,235 and 22,363,281 common shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively.	$222,471	$220,611
Capital in excess of par value	270,932,664	283,074,233
Accumulated undistributed net investment income	416,461	1,326,380
Accumulated net realized losses	(10,658,635)	(16,462,808)
Net unrealized depreciation on investments	(53,528,584)	(54,262,692)

Total stockholders' equity	$207,384,377	$213,895,724

Total liabilities and stockholders' equity	$355,838,954	$439,416,057

NET ASSET VALUE PER COMMON SHARE	$9.20	$9.56

KOHLBERG CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Investment Income:
Interest from investments in debt securities	$3,462,746	$6,230,266	$8,245,109	$12,953,396
Interest from cash and time deposits	6,410	5,016	12,493	9,686
Dividends from investments in CLO fund securities managed by non-affiliates	451,773	337,908	800,647	818,300
Dividends from investments in CLO fund securities managed by affiliate	1,900,777	2,083,803	3,712,671	4,211,129
Dividends from affiliate asset manager	1,500,000	—	1,500,000	—
Capital structuring service fees	61,099	162,479	75,711	279,214

Total investment income	7,382,805	8,819,472	14,346,631	18,271,725

Expenses:
Interest and amortization of debt issuance costs	2,403,931	1,577,641	5,100,282	3,085,652
Compensation	816,292	824,490	1,603,983	1,625,458
Professional fees	3,443,271	304,304	3,951,788	640,633
Insurance	98,450	85,712	200,768	177,475
Administrative and other	323,664	267,987	614,118	529,546

Total expenses	7,085,608	3,060,134	11,470,939	6,058,764

Net Investment Income	297,197	5,759,338	2,875,692	12,212,961
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	(5,433,665)	(3,125,520)	(7,705,806)	(5,132,892)
Net change in unrealized appreciation (depreciation) on:
Debt securities	868,520	6,930,938	4,537,479	7,582,537
Equity securities	(19,510)	(98,651)	(9,096)	(423,880)
CLO fund securities managed by affiliate	(130,328)	3,991,938	1,920,005	6,980,894
CLO fund securities managed by non-affiliate	578,368	(1,174,292)	1,217,422	(1,141,608)
Affiliate asset manager investments	(1,851,499)	698,609	(6,931,702)	1,799,846

Net realized and unrealized depreciation on investments	(5,988,114)	7,223,022	(6,971,698)	9,664,897

Net Increase (Decrease) In Net Assets Resulting From Operations	$(5,690,917)	$12,982,360	$(4,096,006)	$21,877,858

Net Increase (Decrease) In Stockholders' Equity Resulting from Operations per Common Share—Basic and Diluted	$(0.25)	$0.59	$(0.18)	$1.00
Net Investment Income Per Common Share—Basic and Diluted	$0.01	$0.26	$0.13	$0.56
Net Investment Income and Net Realized Gains/Losses Per Common Share—Basic and Diluted	$(0.23)	$0.12	$(0.21)	$0.32

Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	22,526,498	22,026,253	22,486,201	21,947,953
CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com